Exhibit 99.2

Everyone,

We have announced today that EnergySolutions has entered into a definitive agreement to be acquired by an affiliate of Energy Capital Partners (ECP).  Under the terms of the agreement EnergySolutions shareholders will receive $3.75 in cash for each share of ES common stock.

This is a great opportunity for EnergySolutions to become a part of the ECP portfolio, providing the ability to leverage the firm’s management, financial and operational expertise.  As a private company with substantial financial backing, we will be able to better manage our business for the long-term in order to serve the best interests of our customers, employees, joint venture partners and other stakeholders.

Attached is the press release distributed this morning announcing this definitive agreement.

We will be holding an all-employee call today beginning at 9:30 a.m. MST.  Details are as follows:

Employees within the United States and Canada call:  866-394-1674 — NO PASSWORD REQUIRED.

Employees calling outside the United States or Canada call:  702-800-7135 — NO PASSWORD REQUIRED.

If you have questions please email them to info@energysolutions.com.  This transaction may generate interest from the media and others. As always, it is important for us to speak with one voice. If you receive any inquiries from the media or other questions from outside EnergySolutions, please refer them to Mark Walker at (801) 649-2194 or mwalker@energysolutions.com.

As we continue to progress through this transaction I would ask that all of us continue to focus on our jobs and responsibilities.  It is important that we continue to operate with safety as our first priority and keeping in mind the best interest of our customers.

Thank you,

David